Exhibit 4.18
SALE OF PROPERTY AGREEMENT
between
TPF INVESTMENTS PROPRIETARY LIMITED
and
MiX TELEMATICS ENTERPRISE SA PROPRIETARY LIMITED

TABLE OF CONTENTS

1	PARTIES	1
2	INTERPRETATION	1
3	INTRODUCTION	4
4	CONDITIONS PRECEDENT	4
5	SALE	5
6	VOETSTOOTS SALE	6
7	WARRANTIES BY SELLER	6
8	ELECTRICAL COMPLIANCE CERTIFICATE	7
9	GAS INSTALLATION CONFORMITY CERTIFICATE (IF APPLICABLE)	8
10	WATER INSTALLATION COMPLIANCE CERTIFICATE	8
11	PURCHASE PRICE	8
12	VALUE-ADDED TAX	8
13	POSSESSION AND RISK	8
14	TRANSFER AND COSTS	9
15	GENERAL WARRANTIES	9
16	PUBLICITY	10
17	BREACH	11
18	DISPUTE RESOLUTION	11
19	Notices and Domicilia	12
20	BENEFIT OF THE AGREEMENT	13
21	APPLICABLE LAW AND JURISDICTION	13
22	NEW LAWS AND INABILITY TO PERFORM	13
23	INDEPENDENT ADVICE	14
24	GENERAL	14
25	COSTS	16
26	SIGNATURE	16

1	PARTIES

1.1	The Parties to this Agreement are -

1.1.1	TPF Investments Proprietary Limited; and

1.1.2	MiX Telematics Enterprise SA Proprietary Limited.

1.2	The Parties agree as set out below.

2	INTERPRETATION

2.1	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings -

2.1.1	"Agreement" means this agreement of sale;

2.1.2
"BIG" means Black Industrialists Group Property Management Company Proprietary Limited, registration number 2016/290277/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.3	"Conditions Precedent" means the conditions precedent set out in clause 4;

2.1.4	"Fixtures and Fittings" means all fixtures and fittings of a permanent nature;

2.1.5
"Lease Agreement" means the lease agreement concluded between the Seller and MiX Telematics Africa on 2 October 2007 as amended by an addendum dated 17 September 2008 and a further addendum concluded on or about March or April 2012, and an addendum concluded on or about November 2017, effective from 1 April 2017, in respect of the Property;

2.1.6	"MiX Limited" means MiX Telematics Limited, registration number 1995/013858/06, a public company duly incorporated in the Republic of South Africa;

2.1.7
"MiX Telematics Africa" means MiX Telematics Africa Proprietary Limited (formerly known as Matrix Vehicle Tracking Proprietary Limited), registration number 2004/019797/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.8	"Parties" means the parties to this Agreement;

2.1.9
"Property" means Erf 1335 Vorna Valley Extension 12 Township, Registration Division IR, Province of Gauteng, measuring 1 (one) hectare together with all improvements thereon and includes the Fixtures and Fittings;

2.1.10	"Purchaser" means MiX Telematics Enterprise SA Proprietary Limited, registration number 2008/008530/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.11
"Seller" means TPF Investments Proprietary Limited (formerly known as Thynk Property Fund Proprietary Limited), registration number 2005/029033/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.12	"Seller's Conveyancers" means Cliffe Dekker Hofmeyr Inc;

2.1.13	"Signature Date" means the date of signature of this Agreement by the Party last signing;

2.1.14	"Transfer Date" means date of registration of transfer of the Property into the name of the Purchaser;

2.1.15	"VAT" means value-added tax as contemplated in the VAT Act;

2.1.16	"VAT Act" means the Value-added Tax Act, No 89 of 1991; and

2.1.17	"VAT Vendor" means a vendor as contemplated in the VAT Act.

2.2	In this Agreement -

2.2.1	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2	an expression which denotes -

2.2.2.1	any gender includes the other genders;

2.2.2.2	a natural person includes a juristic person and vice versa;

2.2.2.3	the singular includes the plural and vice versa;

2.2.2.4	a Party includes a reference to that Party's successors in title and assigns allowed at law; and

2.2.2.5	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3	Any reference in this Agreement to -

2.3.1	"business hours" shall be construed as being the hours between 08h00 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2
"days" shall be construed as calendar days unless qualified by the word "business", in which instance a "business day" will be any day other than a Saturday, Sunday or public holiday from time to time;

2.3.3
"laws" means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any governmental body; and the common law, and "law" shall have a corresponding meaning;

2.3.4	"person" means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality; and

2.3.5	"public holiday" means a public holiday contemplated in the Public Holidays Act, No 36 of 1994.

2.4
The words "include" and "including" mean "include without limitation" and "including without limitation". The use of the words "include" and "including" followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5
Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6
Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7
Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9
Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10
If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding business day.

2.11	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.12	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person who is not a Party to this Agreement.

2.13
The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.14
Any reference in this Agreement to "this Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.15	In this Agreement the words "clause" or "clauses" and "annexure" or "annexures" refer to clauses of and annexures to this Agreement.

3	INTRODUCTION

3.1	The Seller desires to sell the Property to the Purchaser and the Purchaser desires to purchase the Property from the Seller, subject to certain terms and conditions.

3.2	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4	CONDITIONs PRECEDENT

4.1	Save for clauses 1 to 4, and clauses 15 to 26 all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that -

4.1.1	within 15 (fifteen) days of Signature Date, the Purchaser and BIG enter into a sale agreement in respect of the Property;

4.1.2	within 60 (sixty) days of Signature Date -

4.1.2.1	the shareholders of the Purchaser approve the entering into of this Agreement; and

4.1.2.2	the board of directors of the Purchaser approves the entering into of this Agreement;

4.1.3	within 60 (sixty) days of Signature Date -

4.1.3.1	the shareholders of the Seller approve the entering into of this Agreement; and

4.1.3.2	the board of directors of the Seller approves the entering into of this Agreement;

4.1.4	within 60 (sixty) days of Signature Date, the independent non-executive directors of MiX Limited approve the entering into of this Agreement;

4.1.5
within 60 (sixty) days of Signature Date, the Johannesburg Stock Exchange accepts the independent fair and reasonable opinion regarding the related party transaction pertaining to the entering into of this Agreement; and

4.1.6
within 60 (sixty) days of signature of the sale agreement referred to in clause 4.1.1 such agreement becomes unconditional in accordance with its terms save for any condition relating to this Agreement.

4.2
The Purchaser shall use reasonable endeavours to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.1, 4.1.2, 4.1.4, 4.1.5 and 4.1.6 as soon as reasonably possible after the Signature Date.

4.3	The Seller shall use reasonable endeavours to procure the fulfilment of the Condition Precedent contained in clause 4.1.3 as soon as reasonably possible after the Signature Date.

4.4
The Conditions Precedent contained in clauses 4.1.1, 4.1.2 and 4.1.6 have been inserted for the benefit of the Purchaser which will be entitled to waive fulfilment of any of the said Conditions Precedent, in whole or in part, on written notice to the Seller prior to the expiry of the relevant time periods set out in those clauses.

4.5
The Condition Precedent contained in clause 4.1.3 has been inserted for the benefit of the Seller which will be entitled to waive fulfilment of the said Condition Precedent, in whole or in part, on written notice to the Purchaser prior to the expiry of the relevant time period set out in that clause.

4.6	The Conditions Precedent contained in clauses 4.1.4 and 4.1.5 are not capable of being waived.

4.7
Unless the Conditions Precedent have been fulfilled by not later than the relevant date for fulfilment thereof set out in clause 4.1 (or such later date or dates as may be agreed in writing between the Parties) the provisions of this Agreement, save for clauses 1 to 4, and clauses 15 to 26, which remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent.

5	SALE
The Seller sells to the Purchaser, and the Purchaser purchases the Property, subject to the conditions and servitudes mentioned or referred to in the current and/or prior title deeds of the Property and to all such other conditions and servitudes as may exist in regard thereto, including the provisions of any applicable town planning scheme.

6	VOETSTOOTS SALE

6.1
Subject to clause 7, the Property is sold voetstoots as it stands and in the condition in which it now is. The Seller has no claim in respect of any excess over the measurements appearing in the title deeds, nor is the Seller answerable in damages or otherwise to the Purchaser should the area of the Property be less than such measurements.

6.2	The Purchaser acknowledges having inspected the Property.

6.3	The Seller is not obliged to point out any pegs or beacons relating to the Property nor is the Seller responsible for the cost of locating them.

7	WARRANTEES BY SELLER

7.1	The Seller hereby warrants in favour of the Purchaser that -

7.1.1	the Seller is the registered owner of the Property and able to transfer the Property to the Purchaser;

7.1.2	all Fixtures and Fittings included in the Property are fully paid for and owned by the Seller;

7.1.3
the Seller will not have sold nor alienated the Property, nor will it have granted to any third party the right to acquire either by way of option or right of pre-emption, the Property or any right or interest therein;

7.1.4	the Property is zoned for the purpose for which it is used;

7.1.5	the Seller has no knowledge of any actual, pending or proposed expropriation for whatever purpose, or which will or may affect the Property in any manner whatsoever, either directly or indirectly;

7.1.6
the Property is not subject to any servitude, whether personal or praedial, other than those recorded against the title deeds of the Property, or provided for in any applicable town planning scheme, and no agreement will have been entered into whereby any restrictive condition or servitude is to be attached to the Property;

7.1.7
neither the Property nor any part thereof is subject to any lawful right of occupation by any person other than MiX Telematics Africa in terms of the Lease Agreement which will be cancelled with effect from the Transfer Date;

7.1.8	no buildings erected on the Property encroach on any neighbouring properties or vice versa;

7.1.9	to the best of the Seller’s knowledge, the buildings, including outbuildings, and all fixed improvements erected on the Property are structurally sound and have been erected in terms of -

7.1.9.1	plans approved in writing by the relevant local or other competent authority and in accordance with the provisions of the National Building Regulations and Building Standards Act, 1977; and

7.1.9.2	all other applicable laws, by-laws and applicable regulations, including any applicable town-planning scheme, building line or height restriction, and the conditions of the title deed of the Property;

7.1.10	no building on the Property has been declared as a national monument or protected or provisionally protected under the National Heritage Resources Act, 1999, nor has any proposal to do so been made;

7.1.11	the Property is not subject to any mortgage, pledge, lien or other similar real right, save for the existing bond in favour of Investec which will be cancelled on registration of the transfer;

7.1.12
the Seller has no actual, contingent or potential liability for any development contribution, contribution to engineering services, endowment, betterment or other similar contribution or expense in respect of the Property;

7.1.13	the Seller is not aware of any facts, matters or circumstances which may result in any of the warranties set out in this clause 7 becoming incorrect or untrue;

7.1.14
to the best of the Seller’s knowledge, the Property and all buildings and erections thereon comply in every respect with all governmental or other authorities' requirements relating thereto. The Seller is not under any obligation to make any alterations, repairs or additions to the Property or to any buildings or erections thereon;

7.1.15	to the best of the Seller's knowledge, as at the Signature Date no public road has been declared over the Property;

7.1.16	to the best of the Seller's knowledge, no demolition orders have been received by the Seller as at the Signature Date for any portion of the buildings or fixed improvements on the Property; and

7.1.17
no claim has been made to the Property in terms of the Restitution of Land Rights Act No. 22 of 1994 and no caveat has been registered or entered against the title deeds of the Property in the Deeds Registry in terms of the aforesaid Act.

8	ELECTRICAL COMPLIANCE CERTIFICATE
The Seller shall by no later than the Transfer Date furnish the Purchaser with a certificate of compliance as contemplated in the regulations in terms of the Occupational Health and Safety Act, No 85 of 1993, in respect of any electrical installation in or on the Property. Such certificate shall be dated less than 24 (twenty four) months prior to the date of transfer.

9	GAS INSTALLATION CONFORMITY CERTIFICATE (IF APPLICABLE)
The Seller shall, by not later than the Transfer Date, furnish the Purchaser with a certificate of conformity (in the prescribed form) in respect of any gas system, gas reticulation system or gas installation on the Property, if any, as contemplated in regulation 17(3) of the regulations made in terms of section 43 of the Occupation Health and Safety Act 85 of 1993.

10	WATER INSTALLATION COMPLIANCE CERTIFICATE
The Seller shall by not later than the Transfer Date furnish the Purchaser with a certificate of compliance in respect of the water installation on the Property.

11	PURCHASE PRICE

11.1	The purchase price of the Property is R44 000 000.00 (forty four million rand) exclusive of VAT.

11.2
The purchase price is payable by the Purchaser against registration of transfer of the Property into the name of the Purchaser. As security for the payment of such amount, the Purchaser will within 30 (thirty) business days after the date of fulfilment of the Conditions Precedent, furnish the Seller's Conveyancers with a bank guarantee or guarantees as required and approved of by the Seller or the Seller's Conveyancers, payable to the Seller or the Seller's nominee upon registration of transfer at such place or places in the Republic of South Africa as the Seller reasonably stipulates.

12	VALUE-ADDED TAX

12.1
It is recorded that the Seller is a VAT Vendor and that the sale of the Property in terms of this Agreement constitutes a taxable supply as contemplated in the VAT Act and that VAT is payable in respect thereof.

12.2	The purchase price of the Property is exclusive of VAT and the Purchaser shall pay such VAT as may be payable to the Seller on registration of transfer of the Property into the name of the Purchaser.

12.3
As security for the payment of such VAT, the Purchaser shall within the time period specified in clause 11.2, furnish the Seller's Conveyancers with a bank guarantee in accordance with the provisions of clause 11.2, which apply mutatis mutandis.

13	POSSESSION AND RISK

13.1
Possession of the Property will be given to the Purchaser on the Transfer Date, from which date it will be at the sole risk, loss or profit of the Purchaser, and the Purchaser will from such date be entitled to the rentals (if any) and be liable for all rates, taxes and other charges in respect of the Property.

13.2
If the Seller has paid any such charge or charges for any period subsequent to the date of possession, the Purchaser will refund to the Seller the charge or charges so paid, and the Purchaser will likewise be entitled to a refund from the Seller of the rentals (if any) collected prior to the date of possession in respect of any period subsequent to the date of registration of transfer.

14	TRANSFER AND COSTS

14.1
Transfer of the Property will be given to the Purchaser within a reasonable time after the Purchaser has paid the costs and charges referred to in clause 14.3 and the Purchaser has otherwise complied with the provisions of this Agreement. Transfer will be effected by the Seller's Conveyancers contemporaneously with the transfer of the Property from the Purchaser to BIG.

14.2	The Purchaser will on demand from the Seller's Conveyancers sign all documents required to be signed by the Seller's Conveyancers in order that transfer may be effected.

14.3
The Purchaser shall be responsible for the payment of all costs and charges incidental to the transfer of the Property, including transfer duty (where applicable), the costs of obtaining any rates or other clearance certificates, including any extended certificate, whether issued by a local authority, body corporate, property owners' association, managing agent or similar body, and all bank charges payable by the Seller and/or the Seller's Conveyancers.

15	GENERAL WARRANTIES

15.1	Each of the Parties hereby warrants to and in favour of the other that -

15.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

15.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

15.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not -

15.1.3.1	contravene any law or regulation to which that Party is subject;

15.1.3.2	contravene any provision of that Party's constitutional documents; or

15.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it;

15.1.4	to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement;

15.1.5	it is entering into this Agreement as principal (and not as agent or in any other capacity);

15.1.6	the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so;

15.1.7	no other party is acting as a fiduciary for it; and

15.1.8	it is not relying upon any statement or representation by or on behalf of any other Party, except those expressly set forth in this Agreement.

15.2	Each of the representations and warranties given by the Parties in terms of clause 15.1 shall -

15.2.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

15.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

15.2.3	prima facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement.

16	PUBLICITY

16.1
Subject to clause 16.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any recognised securities exchange, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement and any and all information given by a Party to the other Party pursuant to this Agreement.

16.2
No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event the Party obliged to make such statement will first consult with the other Party in order to enable the Parties in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause 16.

16.3
This clause 16 shall not apply to any disclosure made by a Party to that Party's professional advisors, financiers or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

17	BREACH

17.1
Should either Party commit a breach of this Agreement ("Defaulting Party"), the other Party ("Aggrieved Party") is entitled to give the Defaulting Party notice in writing calling upon the Defaulting Party to remedy the breach. Should the Defaulting Party fail to comply with such notice within 10 (ten) business days of receipt of such notice, then without prejudice to any other rights the Aggrieved Party may have in law, the Aggrieved Party is entitled -

17.1.1	to cancel this Agreement and thereupon to recover such damages as the Aggrieved Party may be able to prove the Aggrieved Party has sustained; or

17.1.2	to enforce performance in terms of this Agreement without prejudice to any right the Aggrieved Party may have to claim damages from the Defaulting Party.

17.2
The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

18	DISPUTE RESOLUTION

18.1
In the event of there being any dispute or difference between the Parties arising out of this Agreement (including but not limited to any dispute or difference as to the validity or otherwise of this Agreement, or as to the enforceability of this Agreement), the chief executive or managing director of each of the respective parties shall meet at a mutually convenient time, following a call for such meeting by either of the Parties. The Parties representatives shall endeavour to find resolution to the dispute and if no such resolution can be found, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

18.2
Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, or should AFSA refuse to accept the particular request for arbitration for whatever reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.

18.3	Any party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

18.4	Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

18.5
Any arbitration in terms of this clause 18 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

18.6	This clause 18 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

18.7
The Parties declare that it is their intention that this clause 18 will regulate the manner in which they will resolve any dispute or difference regarding the validity or otherwise of this Agreement, regardless of the fact that one of the parties may dispute the validity or enforceability of the Agreement.

18.8
The Parties agree that the written demand by a party to the dispute in terms of clause 18.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

19	Notices and Domicilia

19.1
The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following email addresses -

Name	Physical Address	Email Address
Seller	Office Suite 1, The Old Bakery Corner Main and Lincoln Roads Lakeside 7945	tanya@masalini.co.za

Marked for the attention of: Tanya Paulsen

Name	Physical Address	Email Address
Purchaser	Howick Close	gert.pretorius@mixtelematics.com
Waterfall Park
Bekker Road
Midrand

Marked for the attention of: the Managing Director

provided that a Party may change its domicilium to another physical address in the Republic of South Africa (provided that such physical address is not a post office box or poste restante), or may change its address for the purposes of notices to any other physical address or email address by written notice to the other Party to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

19.2	All notices to be given in terms of this Agreement will be given in writing and will -

19.2.1	be delivered by hand or sent by email;

19.2.2
if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

19.2.3
if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email. Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

19.3
Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 19.

20	BENEFIT OF THE AGREEMENT
This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them.

21	APPLICABLE LAW AND JURISDICTION

21.1	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

21.2
The Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg in any dispute arising from or in connection with this Agreement.

22	NEW LAWS AND INABILITY TO PERFORM

22.1
If any law comes into operation subsequent to the signature of this Agreement which law affects any aspect or matter or issue contained in this Agreement, the Parties undertake to enter into negotiations in good faith regarding a variation of this Agreement in order to ensure that neither this Agreement nor its implementation constitutes a contravention of such law.

22.2
If either Party is prevented from performing any of its obligations in terms of this Agreement as a result of any existing or new law or as a result of any event beyond its reasonable control whether or not foreseeable, including general power failures, breakdown of telecommunication networks or computers, political intervention, imposition of sanctions, riot or insurrection, it shall not be liable for any failure to perform its obligations under this Agreement while such event persists and shall have the right (unless such event has or is likely to persist for a period not exceeding 30 (thirty) days) to terminate this Agreement at any time after the intervention of or becoming aware of such event.

22.3
If this Agreement is terminated by either Party in accordance with the provisions of this clause 22 neither Party shall have any claim or obligation in respect of any loss suffered or damages incurred as a result of such cancellation.

23	INDEPENDENT ADVICE
Each of the Parties to this Agreement hereby acknowledges and agrees that -

23.1
it has been free to secure independent legal and other professional advice (including financial and taxation advice) as to the nature and effect of all of the provisions of this Agreement and that it has either taken such independent advice or has dispensed with the necessity of doing so; and

23.2	all of the provisions of this Agreement and the restrictions herein contained are fair and reasonable in all the circumstances and are in accordance with the Party's intentions.

24	GENERAL

24.1	Whole Agreement

24.1.1
This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties.

24.1.2
This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

24.2	Variations to be in Writing
No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

24.3	No Indulgences
No latitude, extension of time or other indulgence which may be given or allowed by either Party to the other Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of either Party arising from this Agreement and no single or partial exercise of any right by either Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by that Party or operate as a waiver or a novation of or otherwise affect any of the Party's rights in terms of or arising from this Agreement or estop or preclude such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

24.4	No Waiver or Suspension of Rights
No waiver, suspension or postponement by either Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

24.5	Provisions Severable
All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

24.6	Continuing Effectiveness of Certain Provisions
The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

24.7	No Assignment
Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior written consent of the other Party, save as otherwise provided herein.

24.8	Exclusion of Electronic Signature
The reference in clauses 24.2, 24.4 and 24.7 to writing signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

25	COSTS
Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and signature of this Agreement.

26	SIGNATURE

26.1	This Agreement is signed by the Parties on the dates and at the places indicated below.

26.2
This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

26.3	The persons signing this Agreement in a representative capacity warrant their authority to do so.

26.4
The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

SIGNED at .......................................................................    on ........................................................................     2018

For and on behalf of TPF INVESTMENTSTS
PROPRIETARY LIMITED

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Signature

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Name of Signatory

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Designation of Signatory

SIGNED at .......................................................................    on ........................................................................     2018
For and on behalf of
MiX TELEMATICS ENTERPRISE SA
PROPRIETARY LIMITED

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Signature

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Name of Signatory

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Designation of Signatory